As filed with the Securities and Exchange Commission on January 2, 2015

Registration No. 333-61582

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRIQUINT SEMICONDUCTOR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	95-3654013
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7628 Thorndike Road, Greensboro, North Carolina 27409-9421

and

2300 N.E. Brookwood Parkway, Hillsboro, Oregon 97124

(Address of principal executive offices, including zip code)

1996 Stock Incentive Program

1998 Employee Stock Purchase Plan

(Full title of the plan)

Steven J. Buhaly

Vice President and Secretary

TriQuint Semiconductor, Inc.

2300 N.E. Brookwood Parkway

Hillsboro, Oregon 97124

503-615-9000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Danielle Benderly

Perkins Coie LLP

1120 N.W. Couch Street, Tenth Floor

Portland, Oregon 97209-4128

503-727-2000

EXPLANATORY NOTE

TriQuint Semiconductor, Inc. (“TriQuint”) is filing this Post-Effective Amendment to Form S-8 to withdraw and remove from registration certain securities issuable under the 1996 Stock Incentive Program and 1998 Employee Stock Purchase Plan, which were originally registered on a registration statement on Form S-8 (File No. 333-61582) filed with the Securities and Exchange Commission on May 24, 2001 (the “Registration Statement”).

On January 1, 2015, pursuant to an Agreement and Plan of Merger and Reorganization, dated as of February 22, 2014 and amended as of July 15, 2014 by and among TriQuint, RF Micro Devices, Inc. (“RFMD”) and Qorvo, Inc., a Delaware corporation, f/k/a Rocky Holding, Inc. (“Qorvo”), Trident Merger Sub, a direct subsidiary of Qorvo, merged with and into TriQuint, and Rocky Merger Sub, a direct subsidiary of Qorvo, merged with and into RFMD (the “Mergers”).

As a result of the Mergers, TriQuint terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by TriQuint in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offerings, TriQuint hereby removes from registration all remaining securities registered under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon, on January 2, 2015.

TriQuint Semiconductor, Inc.

/s/ Steven J. Buhaly
By:	Steven J. Buhaly
Vice President and Secretary